Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CAPMARK FINANCIAL GROUP INC.

The undersigned, Robert D. Feller, certifies that he is the Chief Executive Officer of Capmark Financial Group Inc., a corporation organized and existing under the laws of the State of Nevada, and does hereby certify as follows:

(1)       The name of the corporation is Capmark Financial Group Inc. (the “Corporation”).

(2)       The original Articles of Incorporation of the Corporation under the original name GMAC Commercial Holding Corp. were filed with the Secretary of State of the State of Nevada on April 17, 1998.

(3)       These Amended and Restated Articles of Incorporation amend and restate the Articles of Incorporation of the Corporation.

(4)       These Amended and Restated Articles of Incorporation has been duly adopted in accordance with Sections 78.320, 78.385, 78.390 and 78.403 of Chapter 78 (Private Corporations) of the Nevada Revised Statutes (as the same may be amended from time to time, the “NRS”).

(5)       The undersigned has been authorized to sign these Amended and Restated Articles of Incorporation by resolution of the board of directors of the Corporation (the “Board of Directors”) adopted on March 23, 2006.

(6)       These Amended and Restated Articles of Incorporation will be effective upon their filing with the Secretary of State of the State of Nevada.

(7)       Pursuant to Sections 78.320, 78.385, 78.390 and 78.403 of the NRS, the Articles of Incorporation are hereby amended and restated in its entirety as follows:

FIRST. The name of the corporation is Capmark Financial Group Inc. (the “Corporation”).

SECOND. The name of the Corporation’s resident agent in the State of Nevada is The Corporation Trust Company of Nevada, and the street address of the said resident agent where process may be served on the Corporation is One East First Street, Reno, Nevada 89501.

THIRD. The nature of the business or purpose to be conducted or promoted is any lawful act or activity.

FOURTH. The total number of shares of stock that the Corporation is authorized to issue is 750,000,000 shares, consisting of 650,000,000 shares of Common Stock, par value

$0.001 per share (“Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

I.         General.

A.       Issuance of Shares. The Corporation may issue shares of its Common Stock or Preferred Stock from time to time for such consideration as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and sole discretion.

B.        Preemptive Rights. The stockholders of the Company shall be entitled to pre-emptive rights if and to the extent they are entitled to such rights under the Stockholders Agreement, dated as of March 23, 2006, by and between GMAC Mortgage Group, Inc., GMACCH Investor, LLC and GMAC Commercial Holding Corp., as the same may be amended from time to time.

The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and the Common Stock are as follows:

II.        Preferred Stock.

A.       Issuance. The Board of Directors of the Corporation is hereby expressly authorized, to the full extent now or hereafter permitted by the Nevada Revised Statutes (as the same may be amended from time to time, the “NRS”) and subject to the provisions of this Article FOURTH, at any time and from time to time to provide, out of the unissued shares of Preferred Stock, for the issuance of some or all of the authorized shares of Preferred Stock in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors as hereinafter provided and as are not inconsistent with these Amended and Restated Articles of Incorporation or any amendment hereto, and as may be permitted by the NRS. The powers, preferences and relative, participating, conversion, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

1.        whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of capital stock;

2.        the number of shares to constitute the class or series and the designations thereof;

3.        the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

4.        whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5.        whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

6.        the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of capital stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

7.        the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

8.        whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, securities, or other property of the Corporation or any other entity and the conversion price or prices, ratio or ratios, or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9.        such other special rights and protective provisions with respect to any class or series the Board of Directors may provide.

III.       Common Stock.

A.       General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect and be subject to the same qualifications, limitations and restrictions.

B.        Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualification, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of any series of the Preferred Stock.

C.        Voting Rights. Except as otherwise required by law or these Amended and Restated Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him of record on the books of the Corporation on all matters submitted to a vote for stockholders of the Corporation. Holders of Common Stock are not entitled to cumulate votes in the election of any directors.

D.        Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by applicable law available therefor, dividends payable either in cash, in property or in shares of capital stock.

FIFTH. Upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Stock Split Effective Time”) each share of Common Stock outstanding immediately prior thereto (“Old Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and shall become 412,803.348 validly issued, fully paid and non-assessable shares of Common Stock, as constituted following the Stock Split Effective Time. The Corporation shall not issue fractions of shares of Common Stock in connection with such reclassification, but shall issue a whole number of shares to such holder of Common Stock rounded up in the Corporation’s sole discretion to the nearest whole number. The reclassification of the Old Common Stock into such new number of shares of Common Stock will be deemed to occur at the Stock Split Effective Time, regardless of when any certificates previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock. After the Stock Split Effective Time, certificates previously representing shares of Old Common Stock (if such shares are held in certificated form) will, until such certificates are surrendered to the Corporation in exchange for certificates representing such new number of shares of Common Stock, represent the number of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Article FIFTH.

SIXTH. All of the power of the Corporation, insofar as it may be lawfully vested by these Amended and Restated Articles of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors. The number of directors of the Corporation constituting the whole Board of Directors shall be fixed in accordance with the By-Laws of the Corporation, and may be increased or decreased in the manner provided in the By-Laws of the Corporation; provided, that the number of directors shall never be less than one.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is exclusively authorized to make, alter or repeal the By-Laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Nevada or these Amended and Restated Articles of Incorporation.

EIGHTH. The personal liability of the directors of the Corporation (including, without limitation, personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director) is hereby eliminated to the fullest extent permitted by the NRS. If the law of the State of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Nevada law as so amended.

NINTH. Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, shall not apply to, or otherwise govern, the Corporation.

TENTH.

A.       Certain Activities. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of GMAC Mortgage Group, Inc. and of GMACCH Investor LLC and their respective Affiliated Persons and members, and Affiliated Persons and members of such Affiliated Persons and members (such entities, the “Affiliated Entities”) may serve as directors or officers of the Corporation, (ii) the Affiliated Entities and their respective Affiliated Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliated Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article TENTH are set forth to define the circumstances in which the fiduciary duties of the Non-Employee Directors would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Affiliated Entities, the Non-Employee Directors or their respective Affiliated Persons.

B.        Certain Transactions. None of (i) any Affiliated Entity or any of its Affiliated Persons or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his director and officer capacities) or his or her Affiliated Persons (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall be in breach of a fiduciary duty for failing to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliated Persons has a reasonable expectancy interest or property right or (y) otherwise competing with the Corporation, and, to the fullest extent allowed by Nevada law, no Identified Person can be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any such activities. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the

Corporation or any of its Affiliated Persons, except as provided in paragraph C of this Article TENTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliated Persons, such Identified Person would not be in breach of a fiduciary duty for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliated Persons and, to the fullest extent permitted by Nevada law, cannot be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of pursuing or acquiring such corporate opportunity for itself or himself, or by reason of the offering or directing of such corporate opportunity to another Person.

C.        Usurping Certain Corporate Opportunities Are Breaches of Fiduciary Duty. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph B of Article TENTH shall not apply to any such corporate opportunity.

D.        Exclusion. In addition to and notwithstanding the foregoing provisions of this Article TENTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy interest or property right.

E.        Certain Definitions. For purposes of this Article TWELFTH, (i) “Affiliate” (A) in respect of an Affiliated Entity, shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Affiliated Entity, controls such Affiliated Entity or is under common control with such Affiliated Entity (other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Affiliated Entity, controls such Affiliated Entity or is under common control with such Affiliated Entity, (B) in respect of a Non-Employee Director, includes any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), and (C) in respect of the Corporation, includes any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other, entity.

I, THE UNDERSIGNED, being duly authorized by the Board of Directors of the Corporation, do hereby execute these Amended and Restated Articles of Incorporation this      day of March, 2006.

/s/ Robert D. Feller
Name:	Robert D. Feller

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-40699 (775) 684-5708 Website: secretaryofstate.biz	Entity # C8863-1998 Document Number: 20060181066-40
Name Consent or Release	Date Filed: 3/23/2006 10:47:45 AM In the office of
/s/ Dean Heller
Dean Heller Secretary of State

Complete one only. Signature must be notarized.	ABOVE SPACE IS FOR OFFICE USE ONLY

Name Consent (If name is currently filed in Nevada)

I,	, hereby give consent
(current holder of name)
to		to use the name
(receiver of name)

(name being released)

Name Release (if name is currently reserved in Nevada)

I,	Melissa Reynolds	, hereby give consent
(current holder of name)
to	Christie Conner	to use the name
(receiver of name)
CapMark Financial Group Inc.
(name being released)

Signed:	/s/ Melissa Reynolds
(signature of current holder of name)
State of	Pennsylvania
County of	Philadelphia

This document was acknowledged before me on	3/23/2006
(date)

By	/s/ Melissa Reynolds	/s/ Notary Public
	[Illegible]	(signature of notary public)

Nevada Secretary of State Name Consent Release
[SEAL]	Nevada Secretary of State Name Consent Release